Exhibit 1

PROMISSORY NOTE

$106,288,054.12	October 2, 2007

Section 1. Definitions. As used herein, the following terms shall have the following meanings:

“Borrower” shall mean BBGP Aircraft Holdings Limited a Cayman Island Corporation.

“Business Day” shall mean any day on which commercial banks are not authorized or required to close in New York, New York and in Dublin, Ireland.

“Default Rate” shall mean, in respect of any principal of the Loan or any other amount payable by the Borrower under this Note which is not paid when due (whether at stated maturity, by acceleration or otherwise), a rate per annum during the period commencing on the due date until such amount is paid in full equal to 1% above the Interest Rate.

“Dollars”, “$” and “Cents” shall mean lawful money of the United States.

“Interest Rate” shall mean four percent (4.0%).

“Lender” shall mean Babcock & Brown Air Limited, a Bermuda exempted company.

“Loan” shall mean the loan made by the Lender to the Borrower on the date hereof evidenced by this Note.

“Maturity Date” shall mean the date that is 210 days from the date hereof.

“Note” shall mean this Promissory Note, as amended and otherwise modified and in effect from time to time.

Section 2. Principal. The Borrower hereby promises to pay to the order of the Lender, on the Maturity Date, the principal sum of One Hundred Six Million Two Hundred Eighty-Eight Thousand Fifty-Four Dollars and Twelve Cents ($106,288,054.12) (or such lesser amount as shall equal the unpaid principal amount of the Loan outstanding on that date) and any interest accrued and unpaid as of that date. At the request of the Borrower, the Lender shall issue one or more replacement notes with an aggregate principal amount equal to the principal amount of this Note.

Section 3. Interest. The Borrower hereby promises to pay to the Lender interest on the unpaid principal amount of the Loan, for the period from and including the date hereof to but excluding the date the Loan is paid in full, at the Interest Rate. Accrued interest on the Loan shall be paid on the Maturity Date. Notwithstanding the foregoing, the Borrower will pay to the Lender interest at the Default Rate on any principal of the Loan and (to the fullest extent permitted by law) on any other amount payable by the Borrower under this Note to or for the account of the Lender, which is not paid in full when due (whether at stated maturity, by acceleration or otherwise), for the period commencing on the Maturity Date of the Loan or such amount until the same is paid in full.

Section 4. Computations. Interest on the Loan shall be computed on the basis of a year of 360 days and actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

Section 5. Payments. All payments of principal and interest under Sections 2 and 3 hereof shall be made, in Dollars and in immediately available funds, to the Lender at such address as it shall specify separately. All payments made by the Borrower hereunder shall be made without deduction, set-off or counterclaim and free and clear of all taxes and other charges.

Section 6. Optional Prepayments. The Borrower may, on any Business Day, prepay the outstanding principal amount of this Note, with accrued interest, in full or in part without penalty or premium.

Section 7. Mandatory Prepayments. The Borrower shall apply all net proceeds of any sale of American Depositary Shares, representing common shares, par value $0.001 per share, of the Lender, toward the prepayment, on the day of such sale, to prepay the outstanding principal amount of this Note. The Borrower also shall apply any distributions received by it from JET-i Holdings LLC toward the prepayment, on the day of the receipt of such distribution, to prepay the outstanding principal amount of this Note.

Section 8. Security. Payments of principal and interest with respect to this Note are secured pursuant to the terms of the Security Agreement, dated the date hereof, between the Borrower and the Lender.

Section 9. Events of Default. The occurrence of any of the following events shall constitute an event of default under this Note: (a) the failure by the Borrower to pay any amount under this Note when due, or (b) the termination, liquidation, dissolution, insolvency, appointment of a receiver for any part of the property or assignment for the benefit of creditors by, or the commencement of any proceeding under any bankruptcy or insolvency laws of, or against the Borrower.

Section 10. Remedies. Upon the occurrence of any event of default and at any time thereafter, the Lender (a) may accelerate the maturity of the obligations of the Borrower under this Note and (b) shall have all of the rights and remedies of a secured party under the Uniform Commercial Code as then in effect in the State of New York.

Section 11. No Waiver. No failure on the part of the Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Note preclude any other of further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Section 12. Notices. All notices and other communications with respect to this Note shall be given or made by telex, telecopy, telegraph, facsimile, cable or otherwise in writing and telexed, telecopied, telegraphed, cabled, facsimiled, mailed or delivered to the intended recipient at the address specified below (or at such other address as shall be designated in a notice to the other party):

(a) if to the Borrower:

BBGP Aircraft Holdings Limited

c/o Maples Finance Limited

Queensgate House,

PO Box 1093GT

South Church Street

Grand Cayman, Cayman Islands

Tel.: +1 345 814 5808

Fax: + 1 345 945 7100

Attn: Dwight Dube

(b) if to the Lender:

Babcock & Brown Air Limited

West Pier

Dun Laoghaire

County Dublin, Ireland

Facsimile: +353 1 231-1901

Attention: Chief Executive Officer

Section 13. Amendments. This Note may be amended or otherwise modified only by an instrument in writing signed by the Lender (or its successors and assigns) and the Borrower (or its successors and assigns).

Section 14. Successors and Assigns. This Note shall be binding upon and inure to the benefit of each of the Borrower and the Lender and their respective heirs, successors and assigns.

Section 15. Assignments. The Borrower shall not assign any of its obligations under this Note without the Lender’s written consent. The Lender may assign to one or more assignees, and such assignees may further assign to one or more assignees, its rights under this Note and the Loan without the prior written consent of the Borrower.

Section 16. Waiver. The Borrower waives diligence, demand, presentment, notice of nonpayment, protest, and notice of protest all in the sole discretion of the Lender and without notice and without affecting in any manner the liability of the Borrower.

Section 17. Governing Law. This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

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IN WITNESS WHEREOF, the Borrower has caused this Note to be executed on the date first above-written.

BBGP AIRCRAFT HOLDINGS LIMITED
By:	/s/ Dwight Dubé
Name:	Dwight Dubé
Title:	Director